Exhibit 99.1

PRESS RELEASE

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

Chatsworth, CA – March 23, 2009 — North American Scientific, Inc. (Nasdaq: NASM), operating as NAS Medical, today announced financial results for its fiscal quarter ended January 31, 2009. For the first quarter of fiscal 2009, the Company reported a net loss from continuing operations of $2.2 million, or $0.12 per share, compared to the net loss from continuing operations for the first quarter of the prior fiscal year of $4.3 million, or $0.56 per share. Continuing operations exclude the discontinued operations of the NOMOS® Radiation Oncology business sold in September 2007, the sale of our Non-Therapeutic product line completed in September 2008 and the sale of the Prostate Brachytherapy business expected to close in April 2009.

As previously announced, on March 11, 2009, in response to the Company’s current financial condition, current business prospects, and to effect other arrangements surrounding the sale of its Prostate Brachytherapy Product Line, the Company’s wholly owned subsidiary, North American Scientific, Inc., a California corporation,  filed voluntary petitions in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) under Chapter 11 of the U.S. Bankruptcy Code.

First Quarter Financial Results

For the first quarter of fiscal 2009, the Company reported a net loss from continuing operations of $2.2 million, or $0.12 per share, compared to the net loss from continuing operations for the first quarter of the prior fiscal year of $4.3 million, or $0.56 per share. The $2.1 million decrease in the net loss from continuing operations was primarily due to decreases in General & Administrative costs of $0.7 million, a decrease in Research and Development costs of $0.1 million and a $1.4 million decrease in interest and other expenses, which was offset by a $0.1 million increase in selling expenses.

At the end of the first quarter of fiscal 2009, the Company had $2.1 million in cash and cash equivalents, compared with $2.3 million at the end of the first quarter for fiscal year 2008.  Through the first quarter of fiscal 2009, the Company used $2.4 million cash to fund continuing operations, compared with $2.9 million in the first quarter of the prior year. As of January 31, 2009, the Company had $2.5 million in interest-bearing debt outstanding.  The Company’s independent registered public accounting firm's report on the company's financial statements for the fiscal year ended October 31, 2008 included a going concern qualification.

Our expectation is that both the Prostate Brachytherapy business and ClearPath assets will be sold through the Chapter 11 process and that they will continue to be operated by the buyers.  With the sale of both product lines, the Company will be left with no operating assets and may not be able to pay all its creditors in full from the proceeds from such sales.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer.  In addition, the Company has continued to gain clinical experience with its ClearPath™ multi-channel catheter breast brachytherapy devices. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.  Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	January 31,	October 31,
	2009	2008
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$2,142	$2,256
Accounts receivable, net of reserves	2,052	1,907
Prepaid expenses and other current assets	331	758
Receivable from sale of assets	423	2,190
Assets held for sale	1,963	2,166

Total current assets	6,911	9,277
Equipment and leasehold improvements, net	344	298
Intangible assets, net	23	23
Other assets	4	4

Total assets	$7,282	$9,602

Liabilities and Stockholders’ Equity

Current liabilities
Line of credit, in default	$1,022	$—
Short-term portion of long-term debt, net of discount, in default	1,397	376
Accounts payable	1,741	1,732
Accrued expenses	2,316	3,118

Total current liabilities	6,476	5,226

Long-term debt, net of discount	---	988
Long-term severance liability	472	569

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares
issued	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized:
18,561,676 shares issued: and 18,520,472 shares outstanding as of January 31, 2009 and October 31, 2008, respectively	185	185
Additional paid-in capital	161,915	161,732
Treasury stock, at cost – 41,204 common shares as of January 31, 2009 and October 31, 2008	(227)	(227)
Accumulated deficit	(161,539)	(158,871)

Total stockholders’ equity	334	2,819

Total liabilities and stockholders’ equity	$7,282	$9,602

NORTH AMERICAN SCIENTIFIC, INC.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended January 31,
	2009	2008

Operating expenses
Selling and marketing expenses	$231	$142
General and administrative expenses	1,161	1,882
Research and development	784	850

Total operating expenses	2,176	2,874

Loss from operations	(2,176)	(2,874)
Interest expense	76	1,132
Adjustment to fair value of derivatives	---	(311)
Interest income and other income, net	10	---

Loss before provision for income taxes	(2,242)	(4,317)
Provision for income taxes	—	—

Loss from continuing operations	(2,242)	(4,317)
Loss from discontinued operations	(426)	(78)

Net loss	$(2,668)	$(4,395)

Basic and diluted loss per share:
Continuing operations	$(0.12)	$(0.56)
Discontinued operations	(0.02)	(0.01)

Net loss per share	$(0.14)	$(0.57)

Weighted average number of shares outstanding-basic and diluted	18,520,472	7,660,226